UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NVR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NVR, INC.

11700 Plaza America Drive

Reston, VA  20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Tuesday, May 3, 2016

11:30 A.M. Eastern Time

NVR, Inc. will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Tuesday, May 3, 2016.  We will hold the meeting at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.

We are holding the meeting for the following purposes:

1.	To elect twelve directors from the nominees named in the attached Proxy Statement;
2.	To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2016;
3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers; and
4.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The above items are fully described in the attached Proxy Statement.  We have not received notice of any other matters that may properly be presented at the meeting.

Only shareholders of record at the close of business on March 4, 2016 will be entitled to vote at the meeting.  Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person.  If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
April 1, 2016	Secretary and General Counsel

NVR, INC.

11700 Plaza America Drive

Suite 500

Reston, VA  20190

Proxy Statement

This Proxy Statement, proxy card and the Annual Report for the year ended December 31, 2015 are being mailed to our shareholders on or about April 1, 2016 in connection with the solicitation on behalf of the Board of Directors (the “Board”) of NVR, Inc., a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders.  The Annual Meeting will be held on Tuesday, May 3, 2016, at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof.  Shareholders should contact NVR’s Investor Relations Department at the same address to obtain directions to be able to attend the Annual Meeting in person.

We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them.  We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners.  In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally.  We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $5,500 plus out-of-pocket expenses.

All voting rights are vested exclusively in the holders of our common stock, par value $.01 per share (the “Common Stock”).  Only shareholders of record as of the close of business on March 4, 2016 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting.  Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).

The accompanying proxy card should be used to instruct the persons named as proxies to vote the shareholder’s shares in accordance with the shareholder’s directions.  The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, shares represented by properly executed proxies will be voted:

•	FOR the election of the twelve director nominees named in this Proxy Statement;
•	FOR the ratification of the appointment of KPMG LLP as our independent auditor for 2016;
•	FOR the approval of the compensation paid to certain executive officers; and
•	in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

If a shareholder holds shares in a brokerage account or through a broker, bank, trust or other nominee, the rules of the New York Stock Exchange (the “NYSE”) prohibit the nominee from voting the shareholder’s shares on any proposal to be voted on at the Annual Meeting, other than ratification of the appointment of KPMG LLP as our independent auditor, unless the nominee has received an instruction from the shareholder regarding how the shares should be voted.  Any shares for which an instruction has not been received will result in a “broker non-vote” on the proposal for which no instruction was provided.  With respect to the tabulation of proxies at the Annual Meeting, abstentions and broker non-votes will be counted for the purpose of establishing a quorum but will not be considered votes cast and therefore will have no effect on the result of the vote on any proposal.  We strongly encourage all of our shareholders who hold shares of Common Stock in a brokerage account or through any other nominee to provide voting instructions to their broker, bank, trustee or other nominee to ensure that their shares are voted at the Annual Meeting.

Any shareholder may revoke his or her proxy at any time prior to its use by (1) providing our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, (2) duly executing a proxy card bearing a later date than the date of the previously duly executed proxy card, or (3) attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not act to revoke a prior proxy card).  Execution of the enclosed proxy card will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf.  The trustee is required under the trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights.  Proxy cards representing shares held by Participants must be returned to the tabulator by April 28, 2016 using the enclosed return envelope and should not be returned to NVR.  If shares are owned through the Plans and the Participant does not submit voting instructions by April 28, 2016, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from other Participants.  Participants who wish to revoke a proxy will need to contact the trustee and follow its instructions.

As of the Record Date, we had a total of 3,890,187 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 3, 2016:

This Proxy Statement and our Annual Report for the year ended December 31, 2015 are available at www.edocumentview.com/nvr.

Election of Directors

(Proposal No. 1)

Director Nominees

Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution.  Our Board has currently set the size of the Board at twelve members.  The following persons have been nominated by the Board to be elected to hold office for a one-year term ending at the 2017 Annual Meeting and until their successors are duly elected and qualified:

Name	Age	Year First Elected or Appointed
Dwight C. Schar	74	1993
C. E. Andrews	64	2008
Timothy M. Donahue	67	2006
Thomas D. Eckert	68	2011
Alfred E. Festa	56	2008
Ed Grier	61	2013
Manuel H. Johnson	67	1993
Mel Martinez	69	2012
William A. Moran	69	1993
David A. Preiser	58	1993
W. Grady Rosier	67	2008
Paul W. Whetsell	65	2007

All of the director nominees are current directors standing for re-election. Each nominee has consented to serve as one of our directors if elected.  Our Board has affirmatively determined that each of the proposed nominees is independent, with the exception of Messrs. Schar and Moran.  Our Board does not contemplate that any of its proposed nominees listed above will be unwilling to serve or become unavailable for any reason, but if any such circumstance should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board.

Biographical Information for Our Director Nominees

The biographies below describe the skills, attributes and experience of the nominees who were considered by the Board and Nominating Committee.

Dwight C. Schar has been Chairman of the Board since September 30, 1993.  Effective February 4, 2009, Mr. Schar relinquished his executive officer title with NVR, but remains the Chairman of the Board.  Mr. Schar also served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005.

The Board believes that Mr. Schar is uniquely qualified to serve on the Board, based on his founding status with NVR, his over 40 years of homebuilding industry and real estate experience, his successful senior leadership experience from being a Chief Executive Officer of NVR and its predecessors, his brand marketing expertise and his expertise in managing a company in a cyclical industry.

C. E. Andrews has been a director since May 6, 2008.  Mr. Andrews has been Chief Executive Officer and a member of the board of directors of MorganFranklin Consulting, LLC since May 2013.  From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc.  Prior to that, Mr. Andrews served as the president of SLM Corporation (“Sallie Mae”).  He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007.  Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen.  He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002.  Mr. Andrews serves on the boards of Marriott Vacations Worldwide Corporation, WashingtonFirst Bankshares, Inc. and Washington Mutual Investors Fund.  Additionally, Mr. Andrews serves on the boards of two non-profit organizations - Junior Achievement of the National Capital Area and Global Good Fund.  He is also a member of the advisory board of the R.B. Pamplin College of Business and Accounting Department at Virginia Tech.

The Board believes that Mr. Andrews is well qualified to serve on our Board based on the varied business experience that he obtained over his thirty year career in public accounting, his financial and accounting expertise, and his experience on other public boards.

Timothy M. Donahue has been a director since January 1, 2006.  Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006.  He previously served as president and chief executive officer of Nextel Communications, Inc.  He began his career with Nextel in January 1996 as president and chief operating officer.  Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996.  Prior to that, he served as president for McCaw Cellular's paging division in 1986 and was named McCaw's president for the U.S. central region in 1989.  He is also a director of The ADT Corporation.  Within the past five years, Mr. Donahue also served as a director of Eastman Kodak, Covidien Limited and Tyco International Ltd (the predecessor of ADT).

The Board considered Mr. Donahue’s senior leadership experience from being a Chief Executive Officer of a publicly-traded company, his operational expertise in providing global strategic vision to the overall operating entity, his experience serving on other public boards, and his brand marketing expertise in concluding that Mr. Donahue is highly qualified to serve as one of our directors.

Thomas D. Eckert has been a director since December 1, 2011.  Mr. Eckert was Chairman of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”) until October 2014.  He was one of the founders of Capital Automotive in October 1997 and led its initial public offering in 1998.  Capital Automotive went private in 2005.  Mr. Eckert serves as a director of Dupont-Fabros Technologies, Inc., Chesapeake Lodging Trust and Gramercy Property Trust. Within the past five years, Mr. Eckert also served on the board of the Munder Funds (and its successor, Victory Funds).

The Board believes that Mr. Eckert is highly qualified to serve as one of our directors because of his senior leadership experience from being a founder of Capital Automotive, his public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.

Alfred E. Festa has been a director since December 1, 2008.  Mr. Festa is Chairman and Chief Executive Officer of W. R. Grace & Co (“Grace”). He joined Grace as president and chief operating officer in November 2003, assumed the CEO role in June 2005, and became Chairman of the Board of Grace on January 1, 2008.  From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners (“Morgenthaler”), a venture/buyout firm focused on mid-market industrial build-ups.  Mr. Festa serves as a director of the American Chemistry Council and the National Association of Manufacturers.

The Board believes that Mr. Festa is well-suited to serve on our Board based on his experience of managing Grace during different business cycles, his senior leadership experience as a Chief Executive Officer of a publicly-traded company and his role setting global strategic vision for an entire organization, his business development and mergers and acquisitions experience from his work at Morgenthaler, and his experience serving on another public board.

Ed Grier has been a director since May 7, 2013.  Mr. Grier has been the Dean of the Virginia Commonwealth University (“VCU”) School of Business since March 2010.  Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981.  He served as the President of the Disneyland Resort from 2006 until 2010.  Mr. Grier held various senior financial and operational roles during his career with Disney.  Mr. Grier serves as a director of the Middleburg Trust Company.  Mr. Grier also serves on the boards of the following non-profit entities:  Colonial Williamsburg, Brandman University, The Richmond Forum and ChildFund International.

The Board believes that Mr. Grier is well-qualified to serve on our Board based on his operational expertise from operating a multi-billion dollar business for Disney, his brand marketing expertise obtained while managing one of the world’s most recognized brands and his financial expertise.

Manuel H. Johnson has been a director since September 30, 1993.  Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990.  From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the board of trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board.  Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the SEC and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations.  Dr. Johnson is a director of Morgan Stanley Funds.  Additionally, he is a director with the following non-profit and educational institutions: National Sporting Library and Museum, Upperville Colt and Horse Show, Troy University Foundation and Mercatus Center at George Mason University.  Within the last five years, Mr. Johnson was also a director of Evergreen Energy, Inc.

The Board believes that Dr. Johnson is well-qualified to serve on our Board based on his financial and macroeconomic expertise, his knowledge of governmental and financial regulatory matters, his ability to access multiple high level information channels in the public and private sectors, his public board experience, and his lengthy experience as one of our directors.

Mel Martinez has been a director since December 1, 2012.  Mr. Martinez has been Chairman of the South East and Latin America for JPMorgan Chase & Co. since August 2010.  Prior to joining JPMorgan, Mr. Martinez was a partner in the law firm DLA

Piper from September 2009 to July 2010.  Mr. Martinez served as a United States Senator from Florida from January 2005 to September 2009.  Prior to his election, Mr. Martinez served as the Secretary of the United States Department of Housing and Urban Development (“HUD”) from January 2001 to January 2004.  Mr. Martinez also serves on the boards of Marriott Vacations Worldwide Corporation, where he is the lead director, and the Orlando Magic Youth Foundation.  Within the past five years, Mr. Martinez was a director of Progress Energy, Inc.

The Board believes that Mr. Martinez is well qualified to serve as one of our directors based upon his government and housing regulatory matters experience in connection with his service as Secretary of HUD, his ability to access high level information channels in the public sector and his public board experience.

William A. Moran has been a director since September 30, 1993.  Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996.  Mr. Moran is also a director and owner of Legend Management Group, which builds and owns apartment projects in the Washington, DC metro area.  Until January 1, 2010, Mr. Moran was a director of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland.

The Board considered Mr. Moran’s lengthy homebuilding, real estate and land development experience, his senior leadership experience from being a Chief Executive Officer, his operational expertise and his expertise in managing a company within a cyclical industry in concluding that Mr. Moran is highly qualified to serve as one of our directors.

David A. Preiser has been a director since September 30, 1993.  Mr. Preiser has been Co-President of the investment banking firm of Houlihan Lokey since 2013 and a member of its board of directors since 2001.  Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey– Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, with a particular focus on Houlihan Lokey’s European restructuring business.  Mr. Preiser is also active in Houlihan Lokey’s restructuring activities in the United States.  Since 1990, Mr. Preiser had been active in coordinating Houlihan Lokey's real estate and financial restructuring activities as a senior managing director.  Mr. Preiser is also a director of Ronald McDonald House of NY.  Within the last five years, Mr. Preiser was also a director of AIT Holding Company, LLC.

The Board believes that Mr. Preiser is well-suited to serve as one of our directors based on his expertise of managing workouts of distressed companies, his senior leadership experience of setting global strategic vision for an organization, his financial expertise from working in the investment banking field, his knowledge of capital markets, his business development and mergers and acquisitions experience, his experience sitting on other public boards, and his lengthy experience as one of our directors during different points in our business cycle.

W. Grady Rosier has been a director since December 1, 2008.  Mr. Rosier has been the president and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, since 1995.  Prior to 1995, Mr. Rosier held various senior management roles since joining McLane in 1984.  Mr. Rosier serves as a director of NuStar Energy L.P.  Within the last five years, Mr. Rosier was also a director of Tandy Brands Accessories, Inc.

The Board believes that Mr. Rosier is highly qualified to serve as one of our directors because of his senior leadership experience from being a Chief Executive Officer, his other public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.

Paul W. Whetsell has been a director since March 1, 2007.  Mr. Whetsell has been the Vice Chairman of Loews Hotels Holding Corporation (“Loews”) since March 2015.  Mr. Whetsell was President and CEO of Loews from January 2012 until March 2015.  From 2006 until January 2012, Mr. Whetsell was the president and chief executive officer of Capstar Hotel Company.  From August 1998 until May 2006, Mr. Whetsell served as the chairman and chief executive officer of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009.  From August 1998 until October 2003, he also served as the chief executive officer of Interstate and its predecessor.  He also serves on the board of Boyd Gaming Corporation and the Cystic Fibrosis Foundation.  In the past five years, Mr. Whetsell was also a director of Virgin Hotels North America, LLC.

The Board considered Mr. Whetsell’s senior leadership experience from being a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience, and his brand marketing expertise in concluding that Mr. Whetsell is highly qualified to serve as one of our directors.

Majority Vote Standard

Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election.  Under the Guidelines, the Board shall nominate for re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.  In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.

If a director fails to be re-elected by a majority of votes cast, the Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it.  The Board shall take action with respect to the Nominating Committee's recommendation no later than 90 days following the submission of any such resignation offer.  Following the Board's action regarding the Nominating Committee's recommendation, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) which shall detail the Board's decision regarding a tendered resignation.  This report shall include an explanation of the process by which the Board's decision was reached and the reasons for the Board's decision.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The Board expects that any director who tenders his or her resignation pursuant to this policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.  If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.

Required Vote

Each director shall be elected by a majority of the votes cast in the election at the Annual Meeting, assuming that a quorum is present.  A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director.  Unless marked otherwise, proxies received will be voted FOR the election of the twelve nominees designated above.  Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the accompanying proxy card.  An abstention will not be counted as a vote cast “for” or “against” a director’s election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF THE FOREGOING NOMINEES AS DIRECTORS OF NVR.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles and practices.  Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace.  Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board Committee Charters, are available to the public on our website at http://www.nvrinc.com.

Board Leadership Structure, Committee Composition and Role in Risk Oversight

Board Leadership Structure

Dwight C. Schar, our Chairman and a non-management director, leads our Board, which meets at least quarterly.  In addition, our Board has named an independent lead director to chair meetings of our independent directors.  Our independent lead director position rotates annually among the chairs of the Audit, Compensation, Corporate Governance and Nominating Committees.  The independent lead director chairs any meetings held by the independent directors.  David A. Preiser, the Chairman of our Nominating Committee, is serving as our independent lead director until the 2016 Annual Meeting.  Our Board is comprised solely of non-management directors.  Information regarding how to communicate with the lead director or the non-management or independent directors as a group is available on our website at http://www.nvrinc.com.

We have separated the roles of the Chairman of the Board (“Chairman”) and the Chief Executive Officer (“CEO”).  Mr. Schar serves as the Chairman, and Paul C. Saville is the CEO.  We separated these roles in 2005 because we believed it was a leading corporate governance best practice to reduce the concentration of power in one person and it allowed us to strengthen our senior management team as we positioned NVR for expected future growth.  Those same reasons hold true today.  As a result, while the Board retains the discretion to combine the roles of Chairman and CEO at any time, we expect that the roles of Chairman and CEO will remain separated for the foreseeable future.

Board Committee Composition

Our Board has the following six committees:  Audit, Compensation, Corporate Governance, Nominating, Qualified Legal Compliance, and Executive.  The members of the committees are shown in the table below.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee	Nominating Committee	Qualified Legal Compliance Committee	Executive Committee
Dwight C. Schar						Chair
C. E. Andrews	Member		Chair		Member
Timothy M. Donahue				Member		Member
Thomas D. Eckert		Chair
Alfred E. Festa	Member			Member	Member
Ed Grier	Member				Member
Manuel H. Johnson	Chair				Chair	Member
Mel Martinez			Member	Member
William A. Moran						Member
David A. Preiser		Member		Chair
W. Grady Rosier		Member	Member
Paul W. Whetsell		Member	Member

Attendance at Board, Committee and Annual Shareholder Meetings

Each committee, other than the Executive Committee, meets at least annually to review its charter.  During 2015, the full Board met six times.  Each of our Board members attended at least 75% of our Board meetings and their respective Committee meetings during 2015.  Further, each of our directors and each then-serving director attended the 2015 Annual Meeting of Shareholders.  Our Board requires that our directors attend each Board and Committee meeting in person, unless personal circumstances affecting a director make such attendance impractical or inappropriate.  Our Board further requires that all current directors and all nominees for election to our Board attend in person our annual meetings of shareholders, unless personal circumstances affecting such director or director nominee make such attendance impractical or inappropriate.

Executive Sessions of the Board

Our non-management directors met twice during 2015 in executive session without the presence of management.  Mr. Schar chaired the meetings of the non-management directors.

Our independent directors met once during 2015 in executive session without the presence of the non-independent directors or management.  Mr. Preiser, our lead independent director in 2015, chaired the meeting of the independent directors.

Our Audit Committee meets in executive sessions at each Audit Committee meeting, separately with (1) our external auditor, (2) the Vice President of Internal Audit and Corporate Governance and (3) the Chief Financial Officer and Controller.  Mr. Johnson, the Chairman of the Audit Committee, chairs these executive sessions.

Board Role in Risk Oversight

Our Board oversees our business risks and operational performance through regularly scheduled Board and Committee meetings, as well as through frequent and informal communications between management and the Board.  Further, our Bylaws and each of the various Board Committee Charters provide additional detail regarding the areas, duties and functions for which the Board or a Board Committee provides specific oversight of specified areas of risk.

That oversight includes a variety of operational and regulatory matters, including: approval of the annual business plan and the periodic review of our actual performance in comparison to the approved plan, approval of short-term and long-term management incentive compensation plans, review and analysis of our operational and financial performance compared to our peer group, review of our five year business plan, review of management succession planning throughout our organization for key management positions, review of our response to new laws, rules or regulations to which we are subject, direct oversight of our internal audit function and our whistleblower hotline and many other items.  Below is a discussion of how the Board oversees certain of our more significant business risks.

Land Acquisition:

We believe our continued success is contingent upon our ability to control an adequate supply of finished lots on which to build.  We expend substantial monetary resources to place deposits under lot acquisition contracts, typically ranging up to 10% of the aggregate purchase price of the finished lots.  The lot acquisition policy under which management operates is a Board-approved policy.  The policy requires Board pre-approval of any lot acquisition contract that is above certain parameters set by the Board, measured by the aggregate size of the deposit or investment to be made.  The policy also includes the parameters under which we can acquire zoned, unimproved raw land.  Further, all related-party lot acquisition contracts require Board approval (see Transactions with Related Persons below).

Liquidity:

Being in a cyclical industry, it is imperative that we focus on our liquidity needs throughout the various stages of the cycle, while maintaining an efficient capital structure.  The Board’s role in ensuring that management prudently manages our cash includes the following:

•

We invest our excess cash pursuant to a Board-approved policy that specifies the types of investments allowed.  The primary objective of the policy is to minimize risk and to adequately provide for daily liquidity needs.

•	Stock repurchases and debt repurchases must be pre-approved by the Board.
•	All capital transactions for the issuance of debt or equity must be pre-approved by the Board.
•	The Board reviews our short-term and long-term cash needs in connection with its review of our annual and five year business plans.

Financial Reporting, Internal Control and Regulatory Matters:

Our Audit Committee takes a lead role in overseeing a number of risks as enumerated within its Charter:

•

Our Internal Audit function performs a primary role in risk management.  Our Vice President of Internal Audit and Corporate Governance reports directly to the Audit Committee, and the Audit Committee formally approves the annual internal audit budget and staffing.

•	The Audit Committee approves the annual internal audit plan, which is prepared using a comprehensive risk-based approach.
•	On a quarterly basis, Internal Audit Senior Management and our external auditor each have a private session with the Audit Committee without the presence of management.
•

Management reports to the Audit Committee the occurrence of governmental regulatory reviews or audits conducted on our operations, including mortgage regulatory matters and SEC comment letters.  The Audit Committee also obtains a report from management at the conclusion of any such review.

•	The Audit Committee monitors compliance with our Code of Ethics and our Standards of Business Conduct.

Related Party Transactions:

Our Bylaws require that the disinterested, independent members of the Board approve any related party transaction.  This has been a requirement since we incorporated in 1993.

Board Independence

Our Board has established director independence standards to assist us in determining director independence, the standards of which meet the independence requirements of the NYSE corporate governance listing standards (our common stock is listed on the NYSE).  Our independence standards are included within our Corporate Governance Guidelines, which are available on our website at http://www.nvrinc.com.  Our Board considers all relevant facts and circumstances in making an independence determination.  As required by the rules of the NYSE, for a director to be considered "independent" under our independence standards, our Board must affirmatively determine that the director has no material relationship with us (other than as a director) directly or indirectly.

Our Board has affirmatively determined that Messrs. Andrews, Donahue, Eckert, Festa, Grier, Johnson, Martinez, Preiser, Rosier, and Whetsell are independent pursuant to our independence standards.  Mr. Schar, our former Executive Chairman, and Mr. Moran, who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent.”

When our Board analyzed the independence of its members, it considered relevant transactions, relationships and arrangements, including those specified in the NYSE listing standards and our independence guidelines, and determined that these relationships were not material relationships that would impair the director’s independence.  The Board considered that certain directors serve as directors of other companies with which we engage in ordinary course of business transactions.  In accordance with our independence standards, none of these relationships constitute material relationships that would impair the independence of these directors.  A discretionary contribution to a charitable organization with which one of our directors is affiliated was also considered, and the Board determined that the amount contributed to the charitable organization was immaterial and did not impair the director’s independence.

Mr. Martinez is an employee of JPMorgan Chase & Co. (“JPMorgan”), a publicly traded financial institution.  NVR has received banking services from JPMorgan in the ordinary course of business since well before Mr. Martinez joined our board, and that relationship has continued since Mr. Martinez joined our board.  NVR’s relationship with JPMorgan has been reviewed and approved by the independent, disinterested members of our Board.  In 2015, we obtained services from JPMorgan for $7,500. The Board concluded that NVR’s relationship with JPMorgan does not affect the independence of Mr. Martinez because his position as an employee of JPMorgan does not enable him to derive any benefit from the relationship.  In addition, the amount paid to JPMorgan was very small, and the transactions were in the ordinary course of business and conducted at arms-length.

Board Committees

Audit Committee

We have a separately designated standing Audit Committee comprised of four members, each of whom satisfies the independence standards specified above and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”).  All current members of our Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  Our Board has determined that Manuel H. Johnson, our current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Item 407(d)(5) of Regulation S-K under the 1934 Act.  The Audit Committee met five times during 2015.

Our Audit Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.  As enumerated in the charter, our Audit Committee was established to assist our Board’s oversight of:

•	the integrity of our accounting and financial reporting processes;
•	our compliance with legal and regulatory requirements;
•	our independent external auditor’s qualifications and independence; and
•	the performance of our internal audit function and our independent external auditors.

Among other things, our Audit Committee:

•	prepares the Audit Committee Report for inclusion in our proxy statement;
•	appoints, evaluates and determines the compensation of our independent external auditors;
•

maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters;
•	oversees our internal audit department;
•	reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal and regulatory matters; and
•	annually reviews our Audit Committee Charter and the Audit Committee’s performance.

Our Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.

Compensation Committee

We have a separately designated standing Compensation Committee comprised of four members, each of whom satisfies our independence standards specified above, as well as the NYSE’s heightened independence standards for compensation committee members.  Our Compensation Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.  The Compensation Committee met four times during 2015.

Description of Duties

Among other things, our Compensation Committee:

•	reviews and determines all compensation of our CEO and, based in part on the recommendation of the CEO, of all of our other executive officers;
•	periodically reviews and makes recommendations to the Board with respect to the compensation of our directors;
•	administers and interprets incentive compensation and equity plans for our employees (except as otherwise described below);
•

assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC;

•	makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other key positions;
•	reviews and approves any employment agreements, or amendments thereto, with our CEO and other applicable executive officers; and
•	annually reviews our Compensation Committee Charter and the Compensation Committee’s performance.

The Compensation Committee charter provides that the Committee may delegate its authority to one or more members of the Committee.  Any person to whom authority is delegated must report any actions taken by him or her to the full Committee at its next regularly scheduled meeting.  During 2015, the Compensation Committee did not delegate any of its authority to any individual member of the Committee.

The Compensation Committee’s charter also provides that the Compensation Committee may delegate to a senior executive officer of NVR the authority to grant equity awards to non-executive employees, within limits prescribed by the full Board.  Any equity awards granted by a senior executive officer pursuant to delegated authority must be reported to the Compensation Committee at its next regularly scheduled meeting.  Our Compensation Committee, by resolution, delegated authority to Mr. Saville, acting jointly with the Senior Vice President of Human Resources, to grant equity awards to new and existing employees below the executive officer rank during 2015.  The Senior Vice President of Human Resources is required to report any equity awards granted pursuant to this delegated authority to the Compensation Committee at its next scheduled meeting after the delegated authority is exercised.

For a discussion of the role of Mr. Saville in recommending the amount or form of compensation paid to our named executive officers during 2015, see the Compensation Discussion and Analysis below.

Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority and the entitlement to funding to obtain advice and assistance from compensation consultants, as well as internal or outside legal, accounting or other expert advisors, that it determines to be necessary to carry out its duties.  Periodically the Compensation Committee engages a compensation consultant to provide advice regarding executive officer compensation on an as needed basis.  In 2015, the Compensation Committee engaged Aon Hewitt to assist us in analyzing the compensation of our named executive officers as compared to our peer group.  The Compensation Committee has analyzed the independence of Aon Hewitt under the standards established by the NYSE and determined that its work did not present any conflict of interest.

Compensation Committee Interlocks and Insider Participation

During 2015, our Compensation Committee was comprised of Messrs. Eckert, Preiser, Rosier and  Whetsell.  During that time, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of Item 407(e)(4) of SEC Regulation S-K during 2015.

Nominating Committee

We have a separately designated standing Nominating Committee comprised of four members, each of whom satisfies our independence standards specified above.  The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.  The Nominating Committee met two times during 2015.

Among other things, the Nominating Committee:

•	identifies individuals qualified to become Board members;

•	recommends that our Board select the director nominees for the next annual meeting of shareholders;
•	recommends to our Board names of individuals to fill any vacancies on our Board that arise between annual meetings of shareholders;
•	considers from time to time our Board committee structure and makeup, including diversity of our members; and
•	annually reviews our Nominating Committee Charter and the Nominating Committee’s performance.

Our Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.

Criteria for Nomination to the Board of Directors

Our Nominating Committee will consider shareholder nominees as described in our Policies and Procedures for the Consideration of Board of Director Candidates, which is available at http://www.nvrinc.com.  These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees, including nominees submitted by our security holders.  Our Nominating Committee has a stated goal of identifying well-qualified director candidates that would enhance the Board’s diversity.  In searching for potential director candidates, the Nominating Committee first seeks the most qualified candidates with a record of success.  The Committee also searches for candidates that contribute to a diversity of views, backgrounds, experience and skills on the Board.

Adoption of Proxy Access

Based on the recommendation of the Nominating Committee, the Board amended our Bylaws to allow eligible shareholders to propose director nominees for inclusion in the proxy statement in addition to the nominees proposed by the Board.  The proxy access bylaw permits shareholders owning 3% or more of our common stock for at least three years, to nominate up to 20% of our Board.  The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.  The shareholder(s) and nominees(s) must also satisfy the other requirements in our Bylaws.

Corporate Governance Committee

We have a separately designated standing Corporate Governance Committee comprised of four members, each of whom satisfies our independence standards specified above.  The Corporate Governance Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.  Our Corporate Governance Guidelines are also available at http://www.nvrinc.com.  The Corporate Governance Committee met two times during 2015.

Among other things, the Corporate Governance Committee:

•	develops and recommends to our Board a set of corporate governance principles;
•	annually reviews and assesses the adequacy of our Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate;
•	manages the Board’s annual self-evaluation process; and
•	annually reviews our Corporate Governance Committee Charter and the Corporate Governance Committee’s performance.

Our Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.

Qualified Legal Compliance Committee

Our Qualified Legal Compliance Committee (“QLCC”) is a separately designated standing committee, currently consisting of all of the members of our Audit Committee.  It was established to assist our Board in fulfilling its responsibilities relating to oversight of legal compliance by our employees and us and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”).  The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules.  Our QLCC operates pursuant to a charter adopted by our Board and is available at http://www.nvrinc.com.  Our QLCC annually reviews the QLCC Charter and the QLCC’s performance.  The QLCC met one time during 2015.

Our QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by us, or our directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility with respect to the following:

•	to inform our chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation;
•	to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and;
•	if our QLCC determines an investigation is necessary or appropriate, initiate such investigation;
•	to obtain a written report from our CLO or outside counsel conducting any such investigation at the investigation’s conclusion;
•

to recommend, by majority vote, that we implement an appropriate response to evidence of a Material Violation and inform our Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and

•

acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that we fail in any material respect to implement an appropriate response that our QLCC has recommended.

Our QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as our QLCC deems necessary to carry out its duties.

Executive Committee

Our Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board.  Our Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee.  Our Board intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.

Communications with the Board of Directors

Our Policies and Procedures Regarding Communications with the NVR, Inc. Board of Directors, the Independent Lead Director and the Non-Management Directors as a Group are available at http://www.nvrinc.com.

Review, Approval or Ratification of Related Person Transactions

We have a policy that requires that all related person transactions be considered, reviewed and approved or ratified by the disinterested, independent directors of our Board, regardless of the type of transaction or amount involved.  Under this policy, the related person must notify the CFO of any proposed transaction with a related person.  The CFO must seek approval of the disinterested, independent directors of the Board for any related person transaction.  The disinterested, independent directors must review the material facts before determining whether to approve or ratify the transaction. This requirement is set forth in Section 7.05 of our Bylaws (available on our website at http://www.nvrinc.com), Sections 1 and 4 of our Code of Ethics (available on our website at http://www.nvrinc.com), and our internal Standards of Business Conduct, Human Resources Policies and Procedures, and Financial Policies and Procedures.

Transactions with Related Persons

During the year ended December 31, 2015, we entered into new forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $68,004,000 with Elm Street Development, Inc. (“Elm Street”), which is controlled by one of our directors, Mr. Moran.  The independent members of our Board approved these transactions.  During 2015, NVR also purchased 278 developed lots at market prices from Elm Street for approximately $41,184,000.  We also continue to control a parcel of raw land expected to yield approximately 2,400 finished lots through a joint venture entered into with Elm Street during 2009.  We did not make any capital contributions to the joint venture in 2015.  Finally, during 2015 we paid Elm Street approximately $143,000 to manage the development of a parcel of zoned, unimproved land that we purchased from Elm Street in 2010.

We periodically lease, at market rates, an airplane owned by Mr. Schar for business-related company travel when the use of the airplane lends itself to business travel efficiencies.  Our independent directors annually review these expenditures.  During 2015, we paid approximately $162,000 for business-related use of the airplane.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and by each director, director nominee and named executive officer and by all directors and executive officers as a group as of March 4, 2016.  Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
BlackRock Inc.	372,742	(1)	9.6%
55 East 52nd Street
New York, NY 10022
The Vanguard Group	281,463	(2)	7.2%
100 Vanguard Blvd.
Malvern, PA 19355

(1)

As reported within a Schedule 13G filed February 10, 2016, the entity has sole power to vote or direct the vote for 357,401 shares and the sole power to dispose or direct the disposition of 372,742 shares.

(2)

As reported within a Schedule 13G filed February 11, 2016, the entity has sole power to vote or direct the vote for 2,788 shares, shared power to vote or direct the vote for 220 shares, sole power to dispose or direct the disposition of 278,696 shares and shared power to dispose or direct the disposition of 2,767 shares.

Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	94,500	(1)	2.4%
C. E. Andrews	3,949	(2)	*
Timothy M. Donahue	3,726	(3)	*
Thomas D. Eckert	2,197	(4)	*
Alfred E. Festa	4,177	(5)	*
Ed Grier	107		*
Manuel H. Johnson	4,087	(6)	*
Mel Martinez	181		*
William A. Moran	31,177	(7)	*
David A. Preiser	3,937	(3)	*
W. Grady Rosier	4,153	(8)	*
Paul W. Whetsell	3,187	(9)	*
Paul C. Saville	188,426	(10)	4.8%
Daniel D. Malzahn	14,561	(11)	*
Robert W. Henley	17,399	(12)	*
Eugene J. Bredow	6,978	(13)	*
Jeffrey D. Martchek	29,388	(14)	*
All directors, director nominees and executive officers as a group (17 persons)	412,130		10.2%

*	Less than 1%.
(1)	Includes 26,659 vested options issued under equity incentive plans.
(2)	Includes 2,811 vested options issued under equity incentive plans.
(3)	Includes 3,066 vested options issued under equity incentive plans.
(4)	Includes 1,017 vested options issued under equity incentive plans.
(5)	Includes 3,356 vested options issued under equity incentive plans.
(6)	Includes 3,066 vested options issued under equity incentive plans and 200 shares held by a charitable foundation, of which Mr. Johnson is a trustee but in which he has no economic interest.
(7)	Includes 5,107 shares held in trusts for the benefit of his adult children.
(8)	Includes 1,764 vested options issued under equity incentive plans.

(9)	Includes 2,066 vested options issued under equity incentive plans.
(10)

Includes 57,344 vested options issued under equity incentive plans, 3,229 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,502 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 105,883 vested shares held in a Deferred Compensation Rabbi Trust.  Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.

(11)

Includes 10,470 vested options issued under equity incentive plans, 1,007 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 360 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

(12)

Includes 16,028 vested options issued under equity incentive plans, 1,122 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 248 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

(13)	Includes 5,985 vested options issued under equity incentive plans and 134 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust.
(14)

Includes 22,572 vested options issued under equity incentive plans, 2,229 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 114 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 598 vested shares held in a Deferred Compensation Rabbi Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded.  Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms filed.  To our knowledge, based solely on a review of the copies of such reports furnished to us during 2015 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Report of the Audit Committee

Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls.  Management also has the responsibility of reporting on the effectiveness of our internal control over financial reporting.  Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting.  In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;

2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);
3.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence; and

4.

Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.

Manuel H. Johnson (Chairman), C.E. Andrews, Alfred E. Festa and Ed Grier

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee’s goal for our named executive officers’ compensation program is to motivate and retain highly qualified and experienced executives, provide performance-based incentives and align our compensation with long-term creation of shareholder value.  The compensation program for our named executive officers includes three components:

•	Base salaries;
•	Annual performance-based cash bonuses; and
•	Long-term equity-based compensation.

We awarded no new equity compensation to our executive officers during 2015.  Compensation paid to our executive officers for 2015 consisted, therefore, of salary and annual incentive compensation, with the maximum amount of annual incentive compensation capped at 100% of the executive officer’s base salary.

Performance Overview

Our 2015 financial results reflect the continued improvement in the housing market (all comparisons are to our 2014 financial results):

•	Revenues increased 16%;
•	Pre-tax profit increased 33%;
•	Net income increased 36%;
•	Diluted earnings per share increased 42%;
•	New orders increased 14%; and
•	The average sales price of new orders increased 1%.

In addition, we returned approximately $431 million of cash to our shareholders during 2015 through repurchases of approximately 290,000 shares, which represented 7% of our shares outstanding as of December 31, 2014.

Our business philosophy has been to develop and operate a business model to maximize shareholder value in a cyclical industry.  Our business model and strategic approach is to deliver industry leading rates of return and growth in earnings per share. During the past 10 years, we have led the homebuilding peer group in total shareholder return (“TSR”), return on capital and return on revenue:

10 Years Ended December 31, 2015
	Total	Average Annual	Average Annual
	Shareholder Return	Return on Capital	Return on Revenue
NVR	134%	15.7%	10.5%
Rank vs. Peers	1st	1st	1st

Our share price performed significantly better than the share price of our homebuilding peers during the 10-year period ending December 31, 2015 as illustrated by our TSR of 134.0%.  All but one of our homebuilding peers experienced negative TSR during the 10-year period as illustrated below.

10-Year TSR

On a 3-year basis, our TSR of 78.6% was the highest in the homebuilding peer group and far exceeded the TSR for the Dow Jones US Homebuilder Index of 30.9% as illustrated below.

3-Year TSR

In addition, our TSR of 28.8% during 2015 was the highest in the homebuilding peer group and far exceeded the TSR for the Dow Jones US Homebuilder Index of 10.1% as illustrated below.

1-Year TSR

We believe these superior results relative to our homebuilding peers are due to:

•	our macro view that housing is a cyclical industry and our development of the appropriate business model and strategies to be successful in that environment; and
•	our highly skilled and motivated management team that has remained extremely disciplined in executing our more capital efficient business model.

Additionally, several key aspects of our strategy that are well engrained in our corporate culture are:

•	a strong alignment between management incentives (at all levels, not just named executive officers) and long-term shareholder returns;
•	stability and long-term retention of our management team; and
•	generation of cash flow through all points in the homebuilding cycle.

What We Do

•	We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests.
•	Our annual bonuses are performance-based and capped at 100% of base salary.
•	The majority of our named executive officers’ compensation is in the form of long-term equity-based compensation.
•

We make periodic, not annual, grants of long-term equity-based compensation.  Our last grant was made in 2014 following shareholder approval of the NVR, Inc. 2014 Equity Incentive Plan.  The vesting for 50% of our stock options granted in 2014 is subject to the attainment of a performance condition in addition to continued employment.

•	We have robust NVR share ownership requirements to further align the interests of our named executive officers with our shareholders’ interests.
•	Our equity agreements and employment agreements include double trigger change in control provisions for post-employment benefits and equity awards.
•	Our equity agreements have a clawback provision.

•	Our equity agreements and employment agreements have a non-competition provision.
•

We mitigate undue risk in our compensation programs by placing the majority of compensation in the form of long-term equity, capping annual bonus payments, having a clawback provision in our equity agreements and having robust share ownership requirements.

•	We mitigate the potential dilutive effect of equity awards through our robust share repurchase program.
•	Our Compensation Committee utilizes an independent compensation consultant.

What We Don’t Do

•	We do not award any discretionary cash compensation.
•	We do not provide perquisites.
•	We do not permit hedging or pledging of NVR stock by named executive officers or directors.
•	We do not re-price stock options.
•	We do not grant stock options having an exercise price below 100% of fair market value.
•	We do not provide any excise tax gross-ups.
•	We do not provide defined benefit or supplemental executive retirement plans.

Say on Pay Results

In 2015, approximately 96% of the shares voted were cast in favor of the 2014 compensation of our named executive officers.  While the vote was advisory in nature, the Compensation Committee views the vote as confirmation that our shareholders generally believe that the compensation of our named executive officers is appropriately aligned with their performance and our financial performance as well as the interests of our shareholders.  The Compensation Committee will continue to consider the results of say-on-pay votes when making future compensation decisions for the named executive officers.

General Compensation Philosophy and Objectives

Our philosophy for compensating our named executive officers is to place significant focus on, and reward achievement of, long-term objectives, which we believe is essential considering the cyclical nature of the industry in which we operate.  The homebuilding industry exhibits peaks and troughs over a long-term period.  Because we need to effectively manage our business over these lengthy time periods and during different stages of the homebuilding cycle and economic cycles, we believe that the majority of our named executive officers’ compensation should be based on accomplishing our long-term plans and objectives, and not on short-term quarterly or annual measures.  We focus our named executive officers on long-term objectives over the entire cycle by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through ownership of our Common Stock.  Specifically, we:

•

target and pay cash compensation to our named executive officers in amounts that we believe to be at or slightly above the 50th percentile relative to comparable positions in other publicly traded companies within our industry;

•

cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and do not provide any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our annual business plan;

•	issue our named executive officers periodic (not annual) equity grants, including performance-based stock options, that vest over a long period of time; and
•	require our named executive officers to own a substantial amount of NVR stock through our robust stockholding requirements.

A long-term equity interest in our company by our named executive officers is the major thrust of our philosophy.  We believe that providing the majority of their compensation in the form of equity grants with a long-term vesting schedule is an effective way to align their interests with the creation of long-term shareholder value.  Further, it assists us in retaining their services, and the services of all of our other management employees compensated in the same manner, over a long-term period.  Additionally, each equity grant agreement contains non-competition provisions that protect our interests.  Retention of our experienced management team, which includes our named executive officers, has been and will continue to be one of our key strategic goals in managing our business.

We also require our named executive officers to continuously own Common Stock with a market value of four to eight times their respective base salaries, depending on position (see the Stock Ownership Guidelines discussion below).  To encourage further equity ownership, we give each of our named executive officers, at their choice, the opportunity to defer salary and any earned annual bonus awards into our deferred compensation plan.  All deferred amounts must be invested solely in our Common Stock and are paid out only after separation of service (see the Deferred Compensation Arrangements discussion below).  We believe that fostering a long-term focus through equity compensation and ownership effectively aligns our named executive officers’ interests with those of our shareholders.

Compensation Determination Process

Input of Management

Mr. Saville and our Senior Vice President of Human Resources make recommendations to the Compensation Committee with respect to the amount of each element of compensation paid to each named executive officer, other than Mr. Saville.  These recommendations are partially based on salary information for comparable positions at other large, publicly traded homebuilding companies, as well as Mr. Saville’s assessment of each officer’s overall performance during the prior year.  The Compensation Committee reviews this same salary information, comparative financial measures (our financial and operating performance compared to information publicly available on our industry peers) and our overall financial strength and considers the recommendation from our Chairman of the Board, Dwight C. Schar, for purposes of determining the compensation paid to Mr. Saville.  Our Compensation Committee has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information they are provided by management or Mr. Schar.

Use of External Consultants

In 2015, the Compensation Committee engaged Aon Hewitt to assist the Committee in determining the targeted annual compensation for our named executive officers.  Aon Hewitt’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation.  To formulate the peer group data, Aon Hewitt reviewed publicly available information from our major competitors: Beazer Homes USA, Inc.; D. R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; MDC Holdings, Inc.; Meritage Homes Corporation; PulteGroup, Inc.; Standard Pacific Corporation; The Ryland Group, Inc.; and Toll Brothers, Inc. (the “2015 Aon Hewitt Study Peer Group”).

The Compensation Committee assessed the independence of Aon Hewitt pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Aon Hewitt from serving as an independent consultant to the Compensation Committee.

Determining the Size of Equity Awards

When issuing the periodic block grants under our equity plans to our named executive officers as we did in 2014, the Compensation Committee, with assistance from Aon Hewitt, first establishes a dollar value of the total targeted annual compensation to be awarded by position.  After determining the salary and annual bonus components for a particular year, these amounts are subtracted from the total targeted compensation for that year to derive the fair value that we want to transfer to the executive in the form of an equity award for the year.  When making a block grant to cover multiple years, we multiply the equity award value for a single year by the number of years that the block grant covers to determine the total value of the block grant.  On the date of grant, we divide that total equity award fair value dollar amount by the per share fair value, calculated using the Black Scholes option pricing model, to determine the number of stock options or restricted share units to award.

Although we consider this approach to sizing equity awards to be a reasoned approach based on a widely accepted option-pricing model, the ultimate value of an equity award becomes clear only when it is exercised or vests, as applicable.  We do not consider realized or realizable gains from prior equity grants when setting new grant amounts.  We do not believe that it is a fair practice to offset current compensation by realized or unrealized equity gains several years after the equity has been issued. Depending on our future stock price, any equity grant ultimately may be worth less with regard to restricted share units or worthless with regard to stock options, or conversely, worth much more than the fair value initially estimated.  Our goal is that the actual gain realized on an equity award will exceed our initial estimate of fair value, because gains in excess of that estimate mean that similar gains were realized by all holders of our Common Stock over the same time period.  We believe that limiting potential upside on equity gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.

Elements of Compensation

Base Salary

The Compensation Committee took the following actions regarding the base salaries of the named executive officers during 2015:

•	Mr. Saville’s base salary was increased by 2.5% from $1,500,000 to $1,537,500 effective April 1, 2015 consistent with the targeted salary increase for our employees.
•

Upon the recommendation of Mr. Saville, the Compensation Committee increased the base salaries for Messrs. Malzahn, Henley and Bredow effective April 1, 2015.  Mr. Saville’s recommendations were based on the job performance of each named executive officer as well as the fact that the named executive officers’ base salaries were below the 50th percentile of comparable salaries within the 2015 Aon Hewitt Study Peer Group.  Following the salary increase, the base salaries for Messrs. Malzahn, Henley and Bredow remained less than the 50th percentile of comparable salaries within the 2015 Aon Hewitt Study Peer Group.  The salaries were adjusted effective April 1, 2015 as follows:

	2014 Salary	2015 Salary
Daniel D. Malzahn	$425,000	$475,000
Robert W. Henley	$400,000	$445,000
Eugene J. Bredow	$300,000	$330,000

Annual Cash Bonus

General

The objective of the annual cash bonus portion of the total compensation package is to focus each of the named executive officers on the attainment of annual goals that we believe are necessary to achieve our five-year business plan.  These annual goals are consistent with the current year's portion of our five-year business plan.  The named executive officers’ annual incentive opportunity is capped at 100% of base salary, regardless of whether the goals are exceeded, because of our overall compensation philosophy of limiting short-term cash compensation in favor of equity-based long-term incentive opportunities, which drives a long-term orientation.  Thus, the maximum amount of bonus is earned once the preset performance targets based on the annual business plan are attained.  The annual bonus is payable in cash.

The Compensation Committee has never exercised discretion to award bonuses in amounts higher than the amount calculated by our actual results relative to the preset performance target and attainment ranges.

2015 Annual Bonus

For 2015, the Compensation Committee maintained the same annual bonus performance metrics used in 2014 for our named executive officers.  The annual bonus opportunity in 2015 for Messrs. Saville, Malzahn, Henley and Bredow was based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% on the number of new orders (net of cancellations) that we generated compared to our 2015 annual business plan.  We believe that these measures provide a proper balance of focusing on current profitability while providing for longer-term growth.

Messrs. Saville, Malzahn, Henley and Bredow were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”).  The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan.  Messrs. Saville, Malzahn, Henley and Bredow were to begin earning the new orders portion of their annual bonus award once the annual business plan was at least 85% attained.  The full amount of the new orders portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan.

The following is a summary of the specific performance targets established under the 2015 annual bonus plan and the actual results:

Performance Metric	Threshold	Maximum	Actual	Maximum Bonus Opportunity	% of Maximum Bonus Opportunity Earned
Consolidated Pre-Tax Profit (in thousands)	$503,248	$629,060	$702,299	80%	100%
New Orders (Net of Cancellations)	11,475	13,500	14,080	20%	100%

Under our annual bonus plan, the target bonus amount is the same as the maximum bonus amount.  Based on our 2015 results, Messrs. Saville, Malzahn, Henley and Bredow earned 100% of their maximum bonus opportunity of 100% of base salary.

Equity-Based Compensation

2015 Equity Grant Activity

We did not issue any equity-based compensation to the named executive officers during 2015. This approach continues our past practice of issuing periodic instead of annual equity grants.  We do not expect to grant any additional options until 2017, except for promotions and new hires.  While we recognize that annual grants are more common, this practice has served us well in motivating and retaining key executives and managers.

Update of 2014 Performance-Based Equity Grants

In May 2014 following our shareholders’ approval of the 2014 NVR, Inc. Equity Plan, we issued a block grant of stock options to our named executive officers and other key managers.  The stock options vest 25% on December 31, 2016, 2017, 2018 and 2019.  The vesting for 50% of the stock options granted is based solely on continued employment.  The vesting for the other 50% of the stock options is based on continued employment and NVR’s return on capital performance during the years 2014 through 2016.  For the performance-based options, the vesting is subject to our return on capital relative to the peer group.  The following are the relevant details of the performance metric:

How is Return on Capital calculated?

Average Annual ((Pre-Tax Income +Homebuilding Interest Expense (period expense and in cost of sales))-Taxes at 38%)

Average Quarterly (Homebuilding Debt (including working capital borrowings) + Shareholders Equity)

Who is the Peer Group?

Beazer Homes USA, Inc.; D. R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; MDC Holdings, Inc.; Meritage Homes Corporation; M/I Homes, Inc.; PulteGroup, Inc.; CalAtlantic Group, Inc.; Taylor Morrison Home Corporation; and Toll Brothers, Inc.  Each member must be a stand-alone public company during the entire measurement period.

What is the measurement period?	Fiscal Years 2014-2016

How is the award earned?	Award is earned ratably from the Threshold to the Target.

What is the Threshold?	50th percentile of the peer group (award is 50% of the options granted)

What is the Target?	75th percentile of the peer group (award is 100% of the options granted)

What is the Maximum?	Same as the Target. There is no opportunity to earn more than 100% of the number of options granted.

The following table illustrates the performance metric target calculation:

Rank	Builder
1	Builder #1
2	Builder #2
3	Builder #3	Target-100% Earned
4	Builder #4
5	Builder #5
6	Builder #6	Threshold-50% Earned
7	Builder #7
8	Builder #8
9	Builder #9
10	Builder #10
11	Builder #11
12	Builder #12

For 2014 and 2015, our average return on capital is the highest in the Peer Group. Thus, our named executive officers would have vested in 100% of the performance-based stock options if the performance period was 2014-2015.

Equity Plan Features

We believe that our equity plans reflect the following corporate governance best practices:

•	No evergreen provisions;
•	No re-pricing of stock options without shareholder approval (NVR has no history of re-pricing options);
•	No discounted stock options;
•	No reload features; and
•	No accelerated vesting of equity upon announcement of a corporate transaction.

Clawback/Forfeiture

Under the terms of the stock option and restricted share unit agreements issued since May 2010, we may recapture from our named executive officers any gains from stock option exercises or restricted share units vested during the prior 12 months if we are required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  The named executive officer must have knowingly engaged in the misconduct, been grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or been grossly negligent in failing to prevent the misconduct.

Stock Ownership Guidelines

To complete the linkage between the interests of our senior management with our shareholders, we have adopted stock ownership guidelines.  These guidelines require the named executive officers (and certain other members of senior management) to acquire and continuously hold a specified minimum level of our shares for so long as we employ them in their respective positions.  The multiple of salary that our named executive officers are required to hold in shares of stock is higher than many other companies.  Under our holding requirements, our named executive officers must acquire and hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position.  As of December 31, 2015, the holding requirement for each of the named executive officers was as follows:

Name	Base Salary	Factor	Dollar Holding Requirement
Paul C. Saville	$1,537,500	8	$12,300,000
Daniel D. Malzahn	$475,000	6	$2,850,000
Robert W. Henley	$445,000	4	$1,780,000
Eugene J. Bredow	$330,000	4	$1,320,000

Only those shares owned by the named executive officer in their personal account, the NVR Profit Sharing Trust, the NVR Employee Stock Ownership Plan, and the Deferred Compensation Plan count towards the stock ownership requirement. Any named executive officer who does not meet his requirement must retain 100% of the net common stock received upon the vesting of restricted share units and 50% of the net common stock received from option exercises until the holding requirement is attained.  “Net common stock received” means the common stock received after the payment of the exercise price, if any, and the taxes withheld related to the vesting of the restricted share unit or the option exercise.  All of the named executive officers are currently in compliance with our stock ownership guidelines.

Pledging/Hedging of NVR Stock

Our Board has adopted a policy that prohibits directors and named executive officers from hedging or pledging their NVR stock.

Personal Benefits

Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible.

Deferred Compensation Arrangements

We have two deferred compensation plans.  We provide deferred compensation plans for three reasons: (1) to encourage ownership of our Common Stock in furtherance of our compensation philosophy; (2) to establish a vehicle whereby named executive officers may defer the receipt of salary and bonus that otherwise would be nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see below Tax Deductibility of Compensation discussion); and (3) to enable our named executive officers, and other members of management, to acquire shares of our Common Stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock holding requirements described above.  In addition, the structure of our deferred compensation plans effectively increases the stock holding requirements for certain of our named executive officers since shares held in the deferred compensation plans are not eligible for distribution until the named executive officer’s employment terminates.  The deferred compensation plans place the earned compensation “at-risk” during the executive officer’s deferral period.

We do not make employer contributions to the deferred compensation accounts.  Further, earnings on deferred amounts solely represent appreciation/depreciation of the market value of the NVR shares of Common Stock held.  We do not provide for a minimum return or guarantee a minimum payout amount.  These are “at risk” investments.

The market value of our named executive officers’ deferred compensation accounts is not considered when setting their other current compensation.  The compensation earned and deferred was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned.  If the executive officer instead elected to receive a payout of the compensation at the time it was earned, and then invested those amounts externally, we would have no knowledge of and would not have considered external investment experience when considering the amount by which we should compensate the executive officer.  Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor and is invested in our stock.  In addition, had the amounts not been deferred but rather paid to the applicable named executive officer when earned (and not deferred until separation of service), we would have lost a substantial tax benefit that we will now receive as a result of the deferral.  See the 2015 Non-Qualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.

Change of Control and Post-Employment Payments

Each of our named executive officers is party to an employment agreement with us pursuant to which the officer is entitled to post-employment payments upon certain termination events, including termination following a change in control.  Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR.  Thus, we do not provide any of our named executive officers any incremental post-employment benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR, retirement or with good reason) or for “Cause.”

We do not provide tax “gross ups” to our named executive officers in connection with any change in control or post-employment payment.

Change of Control Provisions

The change of control provision in each applicable named executive officer’s stock option agreement, restricted share unit agreement or employment agreement for the payment of the post-employment benefit is a double trigger, meaning that the change of control coupled with the officer’s termination from service within a certain period of time after the change of control triggers a payment or accelerated right.  We believe this is a corporate governance best practice.  A double trigger for the post-employment benefit payment was selected because, unless the named executive officer’s employment is terminated after the change in control, the acquiring entity will continue to pay his salary and annual bonus, which are what the post-employment benefit payment is intended to replace.  See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.

The change of control provisions in the deferred compensation plans are single trigger, meaning that the change of control event alone triggers either a payment or an acceleration of certain rights.  This reflects our intent that the named executive officers have the ability to vote those shares upon any proposed transaction since the amounts are already vested, and to ensure that the named executive officers receive deferred compensation they earned prior to the change of control.  See Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.

Payments Upon Death, Disability, Retirement and Other Employment Terminations

Each of the employment agreements provides for a post-employment benefit of two months’ salary and two months’ pro-rated annual bonus upon the named executive officer’s termination due to death or disability.  This amount reflects what we believe to be a modest transition for the executive or his family for termination events that are sudden and beyond the executive’s control.  For Mr. Saville, we provide a post-employment benefit of 200% of base salary and any accrued pro-rated annual bonus (assuming that

100% of the target bonus would have been paid for that year) for termination without cause, voluntary with good reason or voluntary within one year after a change in control, and for Messrs. Malzahn, Henley and Bredow, we provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (assuming that 100% of the target bonus would have been paid for that year).  These amounts reflect our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.  We provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (to the extent that performance targets have been achieved for that year) upon retirement for Messrs. Saville, Malzahn, Henley and Bredow.  We consider the 100% payment a nominal reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking by placing the majority of our named executive officers’ compensation opportunity in periodic grants of equity with a long-term vesting schedule, capping the annual bonus opportunity at 100% of base salary and having significant stock ownership requirements for our named executive officers.  We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on NVR.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualifies as “performance-based compensation.”  Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders.  The Compensation Committee takes the deductibility of compensation into consideration but it does not limit the design of its compensation plans to strictly fall within the definition of performance-based compensation.  Other than the NVR, Inc. 2000 Broadly-Based Stock Option Plan, all of our stock option plans are designed to enable all stock option awards to qualify as “performance based” under Section 162(m).  Grants of restricted share units under the NVR, Inc. 2010 Equity Incentive Plan are not expected to qualify as performance-based compensation.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Report of the Compensation Committee

The Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and
2.

Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2016 Proxy Statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.

Thomas D. Eckert (Chairman), David A. Preiser, W. Grady Rosier, and Paul W. Whetsell

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Paul C. Saville	2015	$1,528,125	—	—	$1,528,125	$14,000	$3,070,250
Principal Executive	2014	$1,425,000	—	$16,938,447	$885,209	$14,000	$19,262,656
Officer	2013	$1,100,000	$4,699,749	—	$1,075,556	$11,200	$6,886,505

Daniel D. Malzahn	2015	$462,500	—	—	$462,500	$14,000	$939,000
Principal Financial	2014	$406,250	—	$6,823,545	$252,362	$14,000	$7,496,157
Officer	2013	$331,489	$824,850	$3,839,080	$324,122	$11,200	$5,330,741

Robert W. Henley	2015	$433,750	—	—	$433,750	$13,000	$880,500
President, NVR	2014	$387,500	—	$5,271,523	$240,715	$13,000	$5,912,738
Mortgage	2013	$350,000	$699,177	—	$335,704	$10,200	$1,395,081

Eugene J. Bredow	2015	$322,500	—	—	$322,500	$14,000	$659,000
Principal Accounting	2014	$287,500	—	$3,184,321	$178,595	$14,000	$3,664,416
Officer	2013	$242,500	$299,220	—	$237,111	$11,200	$790,031

(1)

The amounts disclosed represent the aggregate grant date fair value of restricted share units granted during 2013 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions.  The fair value valuation for restricted share units is equal to the market value per share of NVR stock on the date of grant, which was $997.40 per share.

(2)

The amounts disclosed represent the aggregate grant date fair value of stock options granted during the respective years in accordance with FASB ASC Topic 718, disregarding an estimate of forfeitures relating to service-based vesting conditions.  For the portion of the 2014 grant of stock options which is subject to the attainment of a performance condition, the amount disclosed is based on the target number of options, which is the same as the maximum.  For information on the valuation assumptions, refer to the note on Equity-Based Compensation, Profit Sharing and Deferred Compensation Plans in the NVR financial statements in the Annual Report on Form 10-K for the respective year-end, as filed with the SEC.

(3)	The “all other compensation” includes amounts contributed to our ESOP for the respective plan year, and where applicable, a $1,000 matching contribution made by us pursuant to our 401(k) plan.

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2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)
Name	Grant Date	Threshold	Target	Maximum
Paul C. Saville (1)	02/18/15	$—	$1,528,125	$1,528,125
Daniel D. Malzahn (1)	02/18/15	$—	$462,500	$462,500
Robert W. Henley (1)	02/18/15	$—	$433,750	$433,750
Eugene J. Bredow (1)	02/18/15	$—	$322,500	$322,500

(1)Amounts pertain to our 2015 annual bonus plan.  See the Annual Cash Bonus section in our Compensation Discussion and Analysis above.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

We employed Messrs. Saville, Malzahn, Henley and Bredow pursuant to employment agreements during 2015.  On November 4, 2015, we entered into amended and restated employment agreements with Messrs. Saville, Malzahn, Henley and Bredow to replace the employment agreements expiring on January 1, 2016.  The amended and restated employment agreements are for a five year term beginning on January 1, 2016.

Other than the applicable named executive officers’ titles, minimum base salary amounts and NVR stock holding requirements, the material terms of the amended and restated employment agreements are essentially the same and cover:

•	Minimum base salaries:

Mr. Saville	$1,537,500
Mr. Malzahn	$475,000
Mr. Henley	$445,000
Mr. Bredow	$330,000

•	Annual bonus eligibility up to 100% of base salary based on criteria determined by our Compensation Committee (see Compensation Discussion and Analysis – Annual Cash Bonus above);
•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans;
•	Eligibility to have reasonable business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally;
•	Requirement of a continuous NVR stock holding requirement (see Compensation Discussion and Analysis - Stock Ownership Guidelines above);
•	Post-employment payments due under various termination scenarios (see Narrative Disclosures of Termination and Change of Control Payments below for additional information);
•	Covenants not to compete with us (see Narrative Disclosures of Termination and Change of Control Payments below for additional information); and
•	Indemnification to the executives to the fullest extent permitted by the laws of the Commonwealth of Virginia.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul C. Saville:
2000 Option Plan (a)	57,344	—	$703.00	05/10/20
2014 Equity Plan (b)	—	31,650	$1,094.22	05/13/24
2014 Equity Plan (c)	—	31,650	$1,094.22	05/13/24
Daniel D. Malzahn
2000 Option Plan (d)	3,000	—	$515.05	01/02/18
2000 Option Plan (a)	3,970	—	$703.00	05/10/20
2010 Equity Plan (e)	3,500	10,500	$1,019.74	02/19/23
2014 Equity Plan (b)	—	12,750	$1,094.22	05/13/24
2014 Equity Plan (c)	—	12,750	$1,094.22	05/13/24
Robert W. Henley:
2000 Option Plan (a)	11,028	—	$703.00	05/10/20
2010 Equity Plan (f)	5,000	5,000	$844.50	09/30/22
2014 Equity Plan (b)	—	9,850	$1,094.22	05/13/24
2014 Equity Plan (c)	—	9,850	$1,094.22	05/13/24
Eugene J. Bredow:
2000 Option Plan (a)	1,985	—	$703.00	05/10/20
2010 Equity Plan (g)	4,000	4,000	$804.80	05/31/22
2014 Equity Plan (b)	—	5,950	$1,094.22	05/13/24
2014 Equity Plan (c)	—	5,950	$1,094.22	05/13/24

(a)	These options were granted on May 11, 2010. The options vested in fifty percent increments on December 31, 2013 and 2014.
(b)	These options were granted on May 14, 2014. The options will vest in twenty-five percent increments on December 31, 2016, 2017, 2018 and 2019, based on continued service.
(c)

These options were granted on May 14, 2014.  The options will vest in twenty-five percent increments on December 31, 2016, 2017, 2018 and 2019, based on continued service and the Company’s return on capital performance from 2014 through 2016.  The number of options disclosed is based on the target number of options, which is the same as the maximum.  See Update of 2014 Performance-Based Equity Grants in Compensation Discussion and Analysis for further discussion of the performance metric.

(d)	These options were granted on January 3, 2008 and vested on December 31, 2010.
(e)

These options were granted on February 20, 2013.  Twenty-five percent of the options vested on December 31, 2015.  The remaining options will vest ratably on December 31, 2016, 2017 and 2018, based on continued service.

(f)

These options were granted on October 1, 2012.  Twenty-five percent of the options vested on each of December 31, 2014 and 2015.  The remaining options will vest ratably on December 31, 2016 and 2017, based on continued service.

(g)

These options were granted on June 1, 2012.  Twenty-five percent of the options vested on each of December 31, 2014 and 2015.  The remaining options will vest ratably on December 31, 2016 and 2017, based on continued service.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul C. Saville	25,000	$26,816,424	4,712	$7,741,816
Daniel D. Malzahn	—	—	827	$1,358,761
Robert W. Henley	—	—	701	$1,151,743
Eugene J. Bredow	1,985	$1,715,040	300	$492,900

(1)

The value realized is calculated based on the difference between the market price of Common Stock on the date of exercise and the respective exercise price, multiplied by the number of options exercised.

(2)

The value realized is calculated by multiplying the number of shares vested by the closing price of Common Stock on December 31, 2015.  Although vested at December 31, 2015, the shares were not issued to the respective named executive officers until January 28, 2016.

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2015 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul C. Saville:
Plan 1 (b)	—	—	$38,930,003	—	$173,965,769
Plan 2 (c)	—	—	$285,586	—	$1,276,195
Daniel D. Malzahn	—	—	—	—	—
Robert W. Henley	—	—	—	—	—
Eugene J. Bredow	—	—	—	—	—

(a)	Represents unrealized earnings/(losses) of the market value of the Common Stock held in the respective officer’s deferred compensation account. We have never paid dividends.
(b)	Mr. Saville deferred a total of $15,995,411 of earned compensation prior to 2004, all of which was previously reported in prior years’ Summary Compensation Tables within our proxy statements.
(c)	Mr. Saville deferred a total of $600,000 of earned compensation during 2006, all of which was previously reported in prior years’ Summary Compensation Tables within our proxy statements.

Narrative to the 2015 Non-Qualified Deferred Compensation Table

We have two deferred compensation plans, which we refer to as plans 1 and 2 for purposes of this discussion.  Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004.  Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005.  Stock option gains are prohibited by law from being deferred.

Amounts deferred are invested in a fixed number of shares of our Common Stock, which is purchased on the open market at fair market value.  This is the only investment choice for the named executive officers.  All amounts placed in the deferred compensation plan are amounts already due to the named executive officer; we do not make employer contributions to their accounts.  Further, earnings on deferred amounts solely represent appreciation/(depreciation) of the market value of the NVR shares of Common Stock held.  We do not provide for a minimum return or guarantee a minimum payout amount.  These are “at risk” investments.  The shares of our Common Stock held in each named executive officer’s account are distributed to the named executive officer upon expiration of the deferral period.  The deferral period expires for Plan 1 at the named executive officer’s termination of employment, and expires for Plan 2 six months after the named executive officer’s termination of employment in accordance with Code Section 409A.

NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS

Our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us.  These payments and acceleration rights are contained within the executive officers’ employment agreements, employee equity agreements and deferred compensation plan agreements.

Employment Agreements

As noted in the Narrative Disclosure to the Summary Compensation and Grants of Plan-Based Awards Tables, as of December 31, 2015, Messrs. Saville, Malzahn, Henley and Bredow were employed pursuant to employment agreements.  On November 4, 2015, we entered into amended and restated employment agreements with Messrs. Saville, Malzahn, Henley and Bredow to replace the employment agreements expiring on January 1, 2016.  The amended and restated employment agreements are for a five year term beginning on January 1, 2016. The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: death or disability, retirement, cause, without cause, voluntary, voluntary with good reason, voluntary within one year after a change in control, and voluntary upon the election or appointment of a new Chairman and/or CEO accompanied by a change in business philosophy.

Summarized below are the post-employment payments due under the various termination scenarios pursuant to the employment agreements. The payment amounts were the same under the agreements that expired on January 1, 2016, unless otherwise noted below.

Termination Events

•

Death or Disability.  The applicable named executive officer is entitled to receive in a lump sum two months of his then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of the annual bonus is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred.  Assuming a December 31, 2015 termination event for death or disability, payments would be as follows:

Name	Total Due
Paul C. Saville	$512,500
Daniel D. Malzahn	$158,333
Robert W. Henley	$148,333
Eugene J. Bredow	$110,000

•

Retirement.  Upon retirement, the applicable named executive officer is entitled to receive, in a lump sum following six months from the date of retirement, an amount equal to 100% of his then annual base salary and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus.  Assuming a December 31, 2015 termination event in connection with retirement, payments would be as follows:

Name	Total Due
Paul C. Saville	$3,065,625
Daniel D. Malzahn	$937,500
Robert W. Henley	$878,750
Eugene J. Bredow	$652,500

•	Cause. The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:
•	the executive being convicted of (a) a felony, (b) a willful or knowing violation of any federal or state securities law, or (c) a crime involving moral turpitude;
•	gross negligence or gross misconduct in connection with the performance of the executive’s duties as described within the employment agreement; or
•	the executive materially breaching any covenants contained in any agreement between the executive and us.
•

Without cause.  The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 100% of his then annual base salary, as applicable, and any accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year.  (Under the employment agreements that expired on January 1, 2016 the accrued pro-rated annual bonus was payable only to the extent that performance targets were achieved.) In addition, we would provide the executive with up to $100,000 of outplacement services. Assuming a December 31, 2015 termination event without cause, payments would be as follows:

Name	Total Due
Paul C. Saville	$4,703,125
Daniel D. Malzahn	$1,037,500
Robert W. Henley	$978,750
Eugene J. Bredow	$752,500

•	Voluntary. The applicable named executive officer is not entitled to receive any payments after the date of termination.
•

Voluntary with good reason.  The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 100% of his then annual base salary, as applicable, and any accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year.  In addition, we would provide the executive with up to $100,000 of outplacement services.  “Good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities; (b) a change in the executive’s reporting relationship; (c) a material change in the executive’s principal place of employment; (d) the failure of any successor of the Company to expressly in writing assume our obligations under the employment agreement; or (e) a material breach by us of any agreement between the executive and us. Assuming a December 31, 2015 termination event for good reason, payments pursuant to the amended and restated employment agreements (assuming they were effective as of December 31, 2015) would be as follows:

Name	Total Due
Paul C. Saville	$4,703,125
Daniel D. Malzahn	$1,037,500
Robert W. Henley	$978,750
Eugene J. Bredow	$752,500

This termination scenario was not addressed in the employment agreements that expired on January 1, 2016.  Thus, no payments would have been due pursuant to the expiring agreements.

•

Voluntary within one year after a change in control.  The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 100% of his then annual base salary, as applicable, and accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year.  A change of control means (a) any person or group acquires 50% or more of the combined voting power of our voting stock, (b) substantially all of our assets are sold to another party, (c) we are liquidated or dissolved, or (d) we are merged or consolidated into another entity in which we are not the surviving entity, and the executive experiences a significant reduction in responsibilities.  Assuming a December 31, 2015 termination event in connection with a change in control, payments would be as follows:

Name	Total Due
Paul C. Saville	$4,603,125
Daniel D. Malzahn	$937,500
Robert W. Henley	$878,750
Eugene J. Bredow	$652,500

•

Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.  The applicable named executive officer is not entitled to receive any payments after the date of termination.

Conditions to Receipt of Payment

The covenants within the employment agreements have non-competition provisions, including the prohibition from:

•	controlling or owing more than 5% of the outstanding shares of any residential homebuilding, mortgage financing or settlement services business that competes with us;
•	being employed by or providing services to any person or entity that competes with us in the residential homebuilding, mortgage financing or settlement services business;
•	inducing or attempting to induce any customers or potential customers from conducting business with us;
•	hiring or attempting to hire our employees; or

•	utilizing the services of or trying to acquire land, goods or services from any of our developers or subcontractors.

The periods that the non-competition provisions cover are as follows:

•	During their term of employment with us, the named executive officer is bound by the non-competition covenants at all times.
•	For one year after termination, the named executive officer is bound by the non-competition covenants if the termination was voluntary, due to retirement, for cause, or without cause.
•

The named executive officer is not bound by the non-competition covenants after the executive’s termination if the termination was voluntary with good reason, voluntary within one year after a change in control, or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.

Stock Option and Restricted Share Unit Agreements

Each equity agreement provides for the acceleration of vesting of all unvested equity if we experience a “change in control” (as defined below) and the named executive officer’s employment is terminated without cause within one year following the “change in control.”  The accelerated vesting is based on a double trigger, meaning that the named executive officer’s employment needs to be terminated to receive the acceleration right.  The “change in control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective equity plans.  Generally, the “change in control” provision is triggered upon:

•	our merger, consolidation, reorganization or other business combination with one or more other entities in which we are not the surviving entity;
•	our selling substantially all of our assets to another entity; or
•	our experiencing any transaction resulting in any person or entity owning 50% or more of the total number of our voting shares.

Assuming we experienced a “change in control” and the named executive officer’s employment is terminated on December 31, 2015, the market value realized on the accelerated equity for each of the named executive officers would be as follows:

Name	Number of Options Accelerated (#)	Option Exercise Price ($)	Market Price of NVR Common Stock at 12/31/15 ($)	Per Share Intrinsic Value at 12/31/15 ($)	Market Value Realized on Acceleration ($)
Paul C. Saville:
2014 Equity Plan	63,300	$1,094.22	$1,643.00	$548.78	$34,737,774
					$34,737,774
Daniel D. Malzahn
2010 Equity Plan	10,500	$1,019.74	$1,643.00	$623.26	$6,544,230
2014 Equity Plan	25,500	$1,094.22	$1,643.00	$548.78	13,993,890
					$20,538,120
Robert W. Henley:
2010 Equity Plan	5,000	$844.50	$1,643.00	$798.50	$3,992,500
2014 Equity Plan	19,700	$1,094.22	$1,643.00	$548.78	10,810,966
					$14,803,466
Eugene J. Bredow:
2010 Equity Plan	4,000	$804.80	$1,643.00	$838.20	$3,352,800
2014 Equity Plan	11,900	$1,094.22	$1,643.00	$548.78	6,530,482
					$9,883,282

Deferred Compensation Plans

Under the deferred compensation plans (see the 2015 Non-Qualified Deferred Compensation Table above for more information on these plans), each named executive officer receives their shares of Common Stock immediately if we experience a “change of control”, rather than receiving their shares of Common Stock at separation of service.  The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.

•	Plan 1. Generally, the “change of control” provision is the same as the “change in control” provision set forth in our stock option agreements, as summarized above.
•

Plan 2.  Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our Board is replaced during any 12-month period by new directors not endorsed by a majority of our Board who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.

Assuming a change of control under the deferred compensation plans at December 31, 2015, the market value of the accelerated account balances is presented in the 2015 Non-Qualified Deferred Compensation Table above.

********

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(a)	Option Awards ($)	Total ($)
Dwight C. Schar	$35,600	—	$35,600
C. E. Andrews	$48,400	—	$48,400
Timothy M. Donahue	$38,800	—	$38,800
Thomas D. Eckert	$42,000	—	$42,000
Alfred E. Festa	$48,400	—	$48,400
Ed Grier	$45,200	—	$45,200
Manuel H. Johnson	$55,200	—	$55,200
Mel Martinez	$42,000	—	$42,000
William A. Moran	$35,600	—	$35,600
David A. Preiser	$45,200	—	$45,200
W. Grady Rosier	$45,200	—	$45,200
Paul W. Whetsell	$45,200	—	$45,200

(a)

Board members are paid a $26,000 annual retainer.  Mr. Johnson, the Audit Committee Chairman, is paid an additional annual retainer of $10,000 for serving in that capacity.  Board members are paid fees of $1,600 for each Board and Committee meeting attended.  Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our executive officers and employees are subject.

Narrative Disclosure to Director Compensation Table

The cash paid to our directors in the form of the $26,000 annual retainer and the $1,600 per meeting fee has not changed since 2000, other than increasing the Audit Committee Chairman’s annual retainer to $36,000, which occurred in 2003.  Aon Hewitt prepared a benchmarking director compensation analysis for our Board in 2014.  According to the analysis, the average annual cash compensation paid to our Board is well below the 25th percentile of director cash compensation when compared to a survey of director compensation for companies with revenue between $2 billion and $8 billion.  We believe that weighting the compensation of our directors heavily towards long-term equity compensation serves to further align the interests of our directors and shareholders.

Consistent with the equity grants made to our named executive officers, equity grants are made to directors periodically for a four-year period.  In 2014, the directors received a grant of fixed price stock options which will vest in 25% increments on December 31, 2016, 2017, 2018 and 2019.  As a result, the directors did not receive any equity grants during 2015.

The following table sets forth the outstanding stock option and restricted share unit awards for our directors at December 31, 2015:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested
Dwight C. Schar
2000 Option Plan (a)	26,659	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	31,650	$1,094.22	05/13/24	—	—
C. E. Andrews:
1998 Option Plan (c)	1,047	—	$637.10	05/05/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Timothy M. Donahue:
1998 Option Plan (d)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Thomas D. Eckert:
2010 Equity Plan (e)	1,017	1,018	$669.85	11/30/21	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Alfred E. Festa:
1998 Option Plan (f)	1,592	—	$434.25	11/30/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Ed Grier
2010 Equity Plan (g)	—	1,428	$1,017.86	05/06/23	—	—
2010 Equity Plan (h)	—	—	—	—	224	$368,032
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Manuel H. Johnson:
1998 Option Plan (d)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Mel Martinez
2010 Equity Plan (i)	—	1,688	$899.84	11/30/22	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
William A. Moran:
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
David A. Preiser:
1998 Option Plan (d)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
W. Grady Rosier:
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—
Paul W. Whetsell:
1998 Option Plan (d)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2014 Equity Plan (b)	—	2,600	$1,094.22	05/13/24	—	—

(a)	These options were granted on May 11, 2010 and vested in fifty-percent increments on December 31, 2013 and December 31, 2014.
(b)

These options were granted on May 14, 2014 and vest in twenty-five percent increments on December 31, 2016, 2017, 2018 and 2019. The vesting for fifty-percent of the stock options granted is contingent solely upon continued service as a director. The vesting for the other fifty-percent of the stock options granted is contingent upon continued service as a director and NVR’s return on capital performance during 2014 through 2016.  See the Equity-Based Compensation section in our Compensation Discussion and Analysis for a discussion of the return on capital performance metric.  The number of options disclosed is based on the target number of options, which is the same as the maximum.

(c)	These options were granted on May 6, 2008 and vested in one-third increments on December 31, 2010, 2011 and 2012.
(d)	These options were granted on January 3, 2008 and vested in one-third increments on December 31, 2010, 2011 and 2012.
(e)	These options were granted on December 1, 2011. Fifty-percent of the options vested on December 31, 2015. The remaining options will vest on December 31, 2016, based on continued service.
(f)	These options were granted on December 1, 2008 and vested in one-third increments on December 31, 2010, 2011 and 2012.
(g)	These options were granted on May 7, 2013. The options will vest in fifty-percent increments on December 31, 2017 and 2018, based on continued service.
(h)	These restricted share units were granted on May 7, 2013. The restricted share units will vest on December 31, 2016, based on continued service.
(i)	These options were granted on December 1, 2012. The options will vest in fifty-percent increments on December 31, 2016 and 2017, based on continued service.

Stock Holding Requirements

To further align the interests of our Board with our shareholders, we adopted stock ownership guidelines for directors in 2000.  These guidelines require the members of our Board to acquire and continuously hold a specified minimum level of our shares for so long as they serve as directors.  Under our holding requirements, Board members must acquire and hold shares with a total fair market value equal to five times the annual Board retainer fee, which is $130,000 for all of the Board members except Mr. Johnson.  Mr. Johnson’s holding requirement is $180,000 due to his higher annual board retainer.  Board members must satisfy the holding requirement within three years of first becoming subject to the holding requirements, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years.  All members of our Board are in compliance with our stock ownership guidelines.

Ratification of Appointment of Independent Auditor

(Proposal No. 2)

At the Annual Meeting, our Board will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for 2016.  KPMG LLP served as our independent auditor for 2015.  If the appointment is not ratified, the Board will consider whether it should select another independent auditor.  Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders' questions and will have an opportunity to make a statement if they so desire.

Required Vote

The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF KPMG LLP AS NVR'S INDEPENDENT AUDITOR FOR 2016.

FEES PAID OR INCURRED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2015	2014
Audit fees:
Integrated audit of financial statements, internal controls over financial reporting and quarterly reviews	$700,000	$693,000
Consents	—	5,000
Reimbursable expenses	1,262	4,000
Total audit fees	701,262	702,000
Audit-related fees:
Employee benefit plan audit	41,000	40,000
Tax fees	—	—
All other fees	—	—
Total fees	$742,262	$742,000

The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution.  For 2015 and 2014, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee, CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to provide (1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards; (2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions; and (3) SEC registration statement comfort letters and consents, together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Audit Committee Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting.  All fees incurred during 2015 were approved directly by our Audit Committee.  During 2014, fees of $5,000 related to a consent were paid pursuant to delegated authority granted by the Audit Committee.

Advisory Vote on Executive Compensation

(Proposal No. 3)

Pursuant to the requirements of Section 14A of the 1934 Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this Proxy Statement.  This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the compensation paid to the named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentations.  These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.  We are currently holding “say on pay” advisory votes on an annual basis.  The next shareholder advisory vote will be held at the 2017 Annual Meeting.

We actively monitor our executive compensation practices in light of the industries in which we operate and the marketplace for talent in which we compete.  We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing us the tools to attract and retain the best talent.  As discussed in the Compensation Discussion and Analysis included in this Proxy Statement, we believe that our executive compensation program properly links executive compensation to our performance and aligns the interests of our executive officers with those of our shareholders.  Specifically:

•

We pay cash compensation to our named executive officers in amounts that we believe to be consistent with the cash compensation paid to comparable positions in other publicly traded companies within our industry.

•

We cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan.

•	We place a substantial portion of compensation to our executive officers at risk in the form of stock-based awards that vest over a long-term period.
•

The vesting for 50% of the stock options granted during 2014 are subject to the achievement of a performance condition over a three year period, followed by continued service as an employee for an additional three years to fully vest.

•	We do not expect to grant any additional options until 2017, except for promotions and new hires.
•	Our named executive officers must achieve and maintain a designated level of ownership in NVR stock.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to NVR’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures, is hereby APPROVED.”

Although this vote is advisory and is not binding on NVR, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.  For the advisory resolution to be approved, the number of votes cast "FOR" the resolution must exceed the votes cast "AGAINST" the resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE FORGOING RESOLUTION.

Shareholder Proposals For the 2017 Annual Meeting

Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual meeting of shareholders pursuant to Rule 14a-8 of the SEC must be received in the office of NVR's Secretary no later than December 2, 2016.

Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR's Secretary no earlier than December 2, 2016 and no later than January 1, 2017 and must otherwise comply with the conditions set forth in Section 2.04 of our Bylaws (or, the case of director nominations, Section 3.03 of our Bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.

Our Bylaws permit shareholders owning 3% or more of our common stock for at least three years to nominate up to 20% of our Board and include these nominees in our proxy materials.  The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.  The shareholder(s) and nominees(s) must also satisfy the other requirements in our Bylaws.  Notice of proxy access director nominees must be received no earlier than November 2, 2016 and no later than December 2, 2016.

Other Matters

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein.  If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

Our Annual Report on Form 10-K for 2015, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material.  A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 18, 2016 through May 2, 2016 and at the time and place of the Annual Meeting.

Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC will be provided in print without charge upon the written request of any shareholder.  Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.  Our SEC filings are also available to the public from our website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel

Reston, Virginia

April 1, 2016

. IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext MMMMMMMMM ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 3, 2016. Vote by Internet • Go to www.envisionreports.com/NVR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • A Election of Directors — The Board of Directors recommends a vote FOR all nominees listed. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - C. E. Andrews 05 - Ed Grier 09 - David A. Preiser 02 - Timothy M. Donahue 06 - Manuel H. Johnson 10 - W. Grady Rosier 03 - Thomas D. Eckert 07 - Mel Martinez 11 - Dwight C. Schar 04 - Alfred E. Festa 08 - William A. Moran 12 - Paul W. Whetsell B Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain 2. Ratification of appointment of KPMG LLP as independent auditor for the year ending December 31, 2016. 3. Approval, on an advisory basis, of the Company’s executive compensation. IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 2650601 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 029LUB

• IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — NVR, Inc. Proxy for the Annual Meeting of Shareholders — May 3, 2016 + Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on May 3, 2016: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James M. Sack, Daniel D. Malzahn and Eugene J. Bredow, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 4, 2016 at the Annual Meeting of Shareholders to be held at NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Tuesday, May 3, 2016 at 11:30 A.M. and at any adjournments or postponements thereof. If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by April 28, 2016 will be voted by the Trustee in the same proportion as all other shares for which the Trustee has received voting instructions. This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of twelve nominees for director, FOR the ratification of appointment of KPMG LLP as independent auditor for the year ending December 31, 2016 and FOR the advisory vote on the approval of executive compensation. The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with such person’s best judgment pursuant to the authority granted in the proxy. Non-Voting Items Change of Address — Please print new address below. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. +